Exhibit 2

Amendment to Shareholders Agreement

This amendment to the Shareholders Agreement (the “Shareholders Agreement”) executed on December 27, 2007, as amended by private deed dated April 29, 2010, is entered into on January 9, 2014, by and between:

(a) On the one hand,

(i) Quiñenco S.A. (“Quiñenco”), a company duly incorporated and existing under the laws of the Republic of Chile (“Chile”), represented by its General Manager Mr. Francisco Pérez Mackenna and its representative Mr. Martín Rodríguez Guiraldes, and Quiñenco, in turn, acting in the representation indicated in the Shareholders Agreement, and;

(ii) Empresa El Peñon S.A. (“Peñón”), a company duly incorporated and existing under the laws of Chile, represented in this act by its duly appointed agents, Messrs. Davor Domitrovic Grubisic and Martín Rodríguez Guiraldes.

Henceforth, and unless otherwise expressly agreed, for all purposes relevant to these amendments, whenever a reference is made to Quiñenco or otherwise to another party to this Shareholders Agreement, it will be deemed to include both Quiñenco and Empresa El Peñón S.A., which parties, for all legal and contractual purposes, should be considered as a single party, that will act, exercise its rights and perform its obligations under the Shareholders Agreement as one indivisible block, and which party has granted an irrevocable power of attorney to Quiñenco so that it may represent said block with the broadest of powers in relation to the Shareholders Agreement, including the powers mentioned in both subsections of article 7 of the Civil Procedures Code, and;

(b) On the other hand,

(i)	Citigroup Chile S.A. (“Citigroup Chile”), a company duly existing and incorporated under the laws of Chile, represented in this act by its duly appointed agents Mr. Horacio Álvaro Rodríguez Domínguez and Ms. Mandana Behirad Safiri, and;

(ii)	Inversiones Citigroup Chile Limitada (“Inversiones Citigroup”), a company duly existing and incorporated under the laws of Chile, an Affiliate of Citigroup Chile that became a shareholder of LQIF on April 30, 2010 (as is evidenced in LQIF’s shareholders registry), represented in this act by its duly appointed agent Mr. Horacio Álvaro Rodríguez Domínguez and Ms. Mandana Behirad Safiri (along with Quiñenco, Peñón and Citigroup Chile, the “Parties”).

Henceforth, and unless otherwise expressly agreed, for all purposes relevant to these amendments, whenever a reference is made to Citigroup Chile or otherwise to another party to this Shareholders Agreement, it will be deemed to include both Citigroup Chile and Inversiones Citigroup, which parties, for all legal and contractual purposes, should be considered as a single party, that will act, exercise its rights and perform its obligations under the Shareholders Agreement as one indivisible block, and which party has granted an irrevocable power of attorney to Citigroup Chile so that it may represent said block with the broadest of powers in relation to the Shareholders Agreement, including the powers mentioned in both subsections of Article 7 of the Civil Procedures Code

This amendment records the agreement of the Parties in terms of modifying certain clauses of the Shareholders Agreement, as specified below.

The defined terms used in these amendments will have the meanings given to them in paragraph (a) of Clause One of the Shareholders Agreement.

These amendments will be in effect as of this date.

Amendments

First Amendment: Letter (a) of clause Four is replaced in its entirety, with the following provision:

Four. Administration. (a) General Principle. The general principle that shall be applicable to the administration and operation of the Chilean Companies of the Partnership is that they shall be led by their respective Boards, which shall act in compliance with the highest corporate governance and transparency standards applicable in Chile. In addition to the foregoing, Quiñenco and Citigroup Chile shall seek a direct dialogue, continuous contact and the establishment of a fair process (that is, one that grants equal opportunities, access to information and possibilities of expression) in order to take all decisions related to the operation and administration of the Chilean Companies of the Partnership, provided, however, that: (i) the attributions and independence of the Boards shall be respected at all times; and (ii) in the event that a consensus cannot be reached between Quiñenco and Citigroup Chile, Quiñenco’s position shall prevail, whether such is applied directly or through the corresponding Board, with the exception of Fundamental Strategic Decisions, in which case, at a shareholders and Board level, the approval of Citigroup or its appointed board members shall be required.

Second Amendment: Letter (b) of clause Four is replaced in its entirety, with the following provision:

(b) Liability of the Parties for acts committed by their Directors. Each Party is bound, expressly and irrevocably as a “promise to perform an act through a third party”, to have all of the members of each of the Chilean Companies’ Boards appointed by the Partnership act permanently in accordance with the rules and principles indicated in the

Framework Agreement and in this Shareholders Agreement (particularly, number (ii) of letter (a) of Clause Four). Likewise, each Party shall deploy all actions necessary and convenient for the purposes of unrestrictedly complying with each and all of the obligations assumed as shareholder under this Shareholders Agreement, in a manner such that there are no acts or omissions committed by the respective agents in contravention of this Shareholders Agreement. If such contravention takes place, the corresponding Party shall be liable for said act or omission as if it had committed it personally.

Third Amendment: Number (iii) of letter (c) of clause Four is replaced in its entirety, with the following provision:

Board of Banco de Chile: Composed of eleven (11) members. The majority of the regular directors shall be appointed by Quiñenco through LQIF and SM Chile, and Citigroup Chile shall have the right to request that LQIF appoint two (2) regular directors of Banco de Chile and, in the event that Citigroup Chile holds 50% of LQIF’s shares, five (5) regular directors, with the exception of those appointed by the minority shareholders, if applicable. In any case, if the minority shareholders appoint one or more regular directors, the number of directors that may be proposed by Citigroup Chile shall be congruently reduced, however Citigroup Chile shall always have the right to (y) one (1) regular director or (z) two (2) substitute directors, in the event Citigroup Chile is not able to appoint a regular member pursuant with this clause. To maximize the number of directors nominated by Citigroup Chile that may be chosen as directors within the context of the preceding sentence, Quiñenco commits that LQIF shall perform the necessary procedures to secure third-party powers of attorney, in order to direct the same, along with the discretional votes that it may receive, to the appointment of the board members nominated by Citigroup Chile. While the appointment of a regular director nominated by Citigroup Chile is pending, the Parties agree that LQIF shall use its best efforts to newly appoint at least seven (7) regular directors (with the understanding that LQIF shall not have the obligation to increase the number of shares that it controls, either directly or indirectly). When at least one person nominated by Citigroup Chile is chosen as a regular director, Quiñenco shall propose that the Chairman of the Board be elected from among the directors that it has nominated, and that the Vice Chairman be a director appointed by Citigroup Chile.

Fourth Amendment: Number (v) of letter (c) of Clause Four shall be replaced in its entirety with the following provision:

(v)

Substitutes: As of the Third Closing Date, Quiñenco shall propose that both Citigroup Chile and Quiñenco appoint, to the extent allowed by Chilean law, substitute directors for the various Chilean Companies of the Partnership. Unless otherwise provided by the law, the Boards of the Chilean Companies of the Partnership shall be comprised of regular and substitute directors, each Party being entitled to appoint the substitute directors to the regular directors appointed by it. In the event the Chairman is absent, he/she shall be replaced by a director appointed by Quiñenco. In the specific case of Banco de Chile, there will only be two (2) substitute directors and Quiñenco shall propose both of them, until Citigroup Chile reaches 50% of LQIF’s shares, after which time Quiñenco shall be entitled to propose the first substitute and Citigroup Chile the second, provided that Citigroup Chile has appointed at least one (1) of the regular directors. If it is not possible to appoint a regular director proposed by Citigroup Chile, then Citigroup Chile shall be entitled to propose both substitutes. The actions of the substitute directors shall be consistent with the general principle that the majority of the directors in the Chilean Companies of the Partnership - other than LQIF - shall be appointed upon Quiñenco’s proposal. If due to an extended impediment or for any cause other than a dilution, this principle cannot be complied with, Quiñenco shall adopt or procure the adoption - as soon as possible - of any measures that are necessary in order to reestablish the aforementioned proportion, including the resignation of regular or substitute directors, the rearrangement of the Boards or even summoning an Extraordinary Shareholders Meeting for the purposes of appointing a new Board that is consistent with the abovementioned general principle. In all, while LQIF cannot appoint at least seven (7) of Banco de Chile’s regular directors, it shall present before Banco de Chile’s Shareholders Meeting, as candidates for the position of substitute directors, individuals proposed by Citigroup Chile.

The Parties acknowledge and agree that, under the law that is currently in force and effect, substitute directors have the same powers as regular directors, except for the fact that they can only exercise their voting rights when replacing a regular director in the respective meeting; likewise, the Parties agree that all provisions of this Agreement pertaining to directors are applicable to both regular directors and substitutes, unless the respective provision sets forth that it applies only to the former or only to the latter.

Fifth Amendment: Number (vi) of letter (c) of Clause Four shall be replaced in its entirety with the following provision:

(vi)	Board Committees. Quiñenco shall encourage Citigroup’s and Quiñenco’s participation in various Committees of Banco de Chile’s Board. For the avoidance of doubt, the Parties hereby set forth that substitute board members shall always be able to participate in such committees, with a right to speak if all regular directors that comprise the corresponding committee are present, and with a right to speak and vote when they are substituting one of the regular directors.

Sixth Amendment: Number (vii) of letter (c) of Clause Four shall be replaced in its entirety with the following provision:

(vii)	Banco de Chile’s Management Committees: Currently, Banco de Chile has in place a system in which its employees actively and significantly participate in the committees, which report to the General Manager. It is the Parties’ intention that such a system continues to exist. Therefore, the employees appointed by each of the Parties or by the Board (which includes the directors and the Employees Proposed by Citigroup Chile) shall have an active and significant participation in the internal committees which report before the General Manager of Banco de Chile, in which their participation is a consequence of the functions they perform.

Seventh Amendment: The first paragraph of letter (l) of Clause Four shall be replaced in its entirety with the following provision:

(l) Approval of certain capital increases. As soon as (i) Banco de Chile, pursuant to article 118 of the General Banking Act, summons an extraordinary shareholders meeting in order to increase its capital, (ii) Banco de Chile, pursuant to article 122 of the General Banking Act, submits composition arrangements to its creditors, (iii) the Superintendency of Banks and Financial Institutions imposes on Banco de Chile any of the sanctions set out in article 20 of the General Banking Act, or (iv) if pursuant to the provisions of Clauses Eight (B) and Eleven of the Amendment to the Subordinated Obligation Agreement entered into by and between Banco de Chile and the Chilean Central Bank, the Deficit Account (as defined in said agreement) renders a balance higher than 20% of the paid-in capital and reserves of Banco de Chile, the Parties shall be bound to summon to a shareholders meeting to approve a capital increase of LQIF, SM Chile and/or Banco de Chile, as the case may be, which may propose to remedy the solvency problems faced by Banco de Chile, or in the situation described in number (iv), to acquire through LQIF and the remaining Chilean Companies of the Partnership all such shares of SAOS for an amount allowing the Partnership to secure at all times, between the date hereof and the Third Closing Date, at least 57.13% of Banco de Chile’s vote, as of the Third Closing Date, at least 58.33% of Banco de Chile’s vote, and as of January 9, 2014, the Parties shall be bound to cause that LQIF maintains at all times the direct or indirect ownership of shares representing no less than 51% of Banco de Chile’s vote. The Parties shall be also bound to attend the summoned meeting (or cause that the respective Chilean Company of the Partnership attend), vote their shares approving the referred capital increase (or cause that the respective Chilean Company of the Partnership vote), and subscribe and pay-in the shares issued on account of said capital increase, or assign to the other Party any preferential rights to which it may be entitled in such capital increase (other than rights of preferential option that may be ascribed to the shares referred to in paragraph (j) of clause Five of this Shareholders Agreement).

Eighth Amendment: Letter (h) of Clause Five shall be replaced in its entirety with the following provision:

(h) Unit Vote and Stockholding. (i) It is the Parties’ intention that, at all times between this date and the Third Closing Date, LQIF holds at least 57.13% of the vote in

Banco de Chile; that as from the Third Closing Date, it holds at least 58.33% of the vote in Banco de Chile; and, as from January 9, 2014, no less than 51% of the voting rights in Banco de Chile. For these purposes, the Parties - through LQIF, shall acquire shares in SM Chile and/or in Banco the Chile, so as to allow LQIF to, at the latest on the Closing Date, hold 58.33% of the voting rights in Banco de Chile and, as from January 9, 2014, to hold no less than 51% of the voting rights in Banco de Chile. Notwithstanding the foregoing, the Parties undertake that all of each Party’s shares in any of the Chilean Companies of the Partnership other than their stakes in LQIF - whether the stockholding is direct or indirect or via an intermediary, including those placed in the Stockholding and Voting Trust referenced below - shall cast identical votes in order to not counteract the agreements contained in this Shareholders Agreement. Stockholdings through companies or individuals other that the Chilean Companies of the Partnership, other than the stake in LQIF, shall be deposited with the Trustee in a Stockholding and Voting Trust, and shall remain in said Trust for all of the time during which the shareholder is directly or indirectly a shareholder in LQIF. The Trustee shall exercise the voting rights that correspond to the shares subject to the Trust under a joint irrevocable power of attorney that shall be granted to said Trustee for such purposes. Each of the Parties shall cause the Trustee to cast the votes corresponding to such shares, in every case, in the manner decided by LQIF’s Board of Directors. Notwithstanding the circumstance that the Trust can be established under the laws of a jurisdiction other than Chile - for instance, in the United States, Great Britain or Switzerland, or in any other place that the Parties agree - for the purposes of the power of attorney that is granted to vote for the shares deposited in said Trust, the Parties agree that, in its capacity of Banco de Chile’s parent company, LQIF shall have an interest in the execution of such power-of-attorney and, consequently, said power of attorney shall be irrevocable, as provided by Article 241 of the Chilean Commerce Code. (ii) Since the Parties are entities that carry out Financial Businesses and Services, whether directly or via Subsidiaries, it is possible that non-related Persons hold shares under custody or deposit in a vehicle controlled by one of the Parties. Said shares may only vote exercising the precise written instruction of the non-related Persons, which must be proven upon the request of any of the Parties or by the issuer of the respective shares. Likewise, under no circumstances whatsoever may the Parties exercise discretional voting rights in respect of such shares, except as provided by this paragraph (g).

Where applicable, these amendments shall be governed by the provisions of Clause Seven of the Shareholders Agreement, which shall preserve its full force and effect in any matters not modified by the amendments set forth herein.

The parties sign these amendments on this date, January 9, 2014.

QUIÑENCO S.A.

/s/ Francisco Pérez Mackenna	/s/ Martín Rodríguez Guiraldes
By: Francisco Pérez Mackenna	By: Martín Rodríguez Guiraldes

EMPRESA EL PEÑÓN S.A.

/s/ Davor Domitrovic Grubisic	/s/ Martín Rodríguez Guiraldes
By: Davor Domitrovic Grubisic	By: Martín Rodríguez Guiraldes

CITIGROUP CHILE S.A.

/s/ Horacio Alvaro Rodríguez Domínguez	/s/ Mandana Behirad Safiri
By: Horacio Alvaro Rodríguez Domínguez	By: Mandana Behirad Safiri

INVERSIONES CITIGROUP CHILE LIMITADA

/s/ Horacio Alvaro Rodríguez Domínguez	/s/ Mandana Behirad Safiri
By: Horacio Alvaro Rodríguez Domínguez	By: Mandana Behirad Safiri